Exhibit 10.3

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (the “Amendment”), made and entered into as of December 29, 2008, amends that certain Agreement and Plan of Merger by and among Plains Capital Corporation, a Texas corporation (“Parent”), PlainsCapital Bank, a Texas banking association (the “Bank”), First Southwest Holdings, Inc., a Delaware corporation (the “Company”), and Hill A. Feinberg, as Stockholders’ Representative, dated as of November 7, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger (collectively, the “Merger Agreement”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement.

RECITALS

A. The parties hereto have entered into the Merger Agreement governing the merger of the Company with and into FSWH Acquisition LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of the Bank (“Merger Sub”).

B. The parties hereto desire to amend the Merger Agreement to, among other things: (i) amend the definition of “Aggregate ARS Face Value” found in Section 2.8(b) of the Merger Agreement because FSC and its Affiliates tendered a portion of the ARS for purchase and no longer own $236 million of ARS; (ii) amend Section 2.8(d) of the Merger Agreement so that the Stockholders’ Representative may be reimbursed for his reasonable and necessary expenses in such capacity out of the Escrowed Dividends otherwise payable to the Company Stockholders on the Earnout Distribution Date; (iii) amend Section 4.2 of the Merger Agreement to add the Merger Sub to the representation regarding authority; (iv) amend Section 5.11 of the Merger Agreement, pursuant to which Parent is currently required to increase the size of its Board of Directors by three (3) members and appoint or elect Hill A. Feinberg, David Medanich, and Michael Bartolotta to the Parent’s Board of Directors; (v) amend Section 5.20 of the Merger Agreement to reflect that the Merger Sub has been formed; (vi) amend Section 7.6(c) of the Merger Agreement to reflect that the Registration Rights Agreement will be signed by the Stockholders’ Representative on behalf of the Company Stockholders; and (vii) join the Merger Sub as a party to the Merger Agreement.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 2.8(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Subject to Section 2.8 hereof, upon the last day of the forty-ninth (49th) month following the Closing Date (the “Earnout Distribution Date”), each Company Stockholder (other than Company Stockholders who properly exercised appraisal rights pursuant to Section 262 in connection with the Merger, which such Company Stockholders shall have the rights as provided in Section 2.7(g)) shall receive from Parent that number of shares of Parent Common Stock equal to the difference between: (i) the product of multiplying (x) the Escrowed Earnout Shares by (y) such holder’s Pro Rata Percentage by (z) the applicable “Distribution Percentage of Escrowed Earnout Shares” set forth in the far right column of the table set forth in Exhibit B attached hereto (the “Earnout Calculation Table”) less (ii) the product of multiplying (y) the ARS Loss Share Equivalent by (z) such holder’s Pro Rata Percentage less (iii) the product of multiplying (y) the Municipal Derivative Litigation Liabilities Share Equivalent by (z) such holder’s Pro Rata Percentage less (iv) the product of multiplying (y) the Excess Dividend Share Equivalent by (z) such holder’s Pro Rata Percentage. The applicable Distribution Percentage of Escrowed Earnout Shares shall be the percentage that the Aggregate ARS Market Value (as defined below), represents of the Aggregate ARS Face Value (as defined below). For purposes of this Agreement, “Aggregate ARS Market Value” shall mean the aggregate value (following deduction of reasonable expenses associated with the consummation of the transactions contemplated by the following (A) and (B)) of the ARS as follows: (A) if all or a portion of the ARS are sold prior to the last day of the forty-eighth (48th) month immediately following the Closing Date (the “Earnout Calculation Date”), the sum of: (i) the aggregate actual sales price of any ARS sold between the date of signing this Agreement and the Earnout Calculation Date, net of any commissions related to such sale, and (ii) the aggregate value of the ARS not so sold when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion, or (B) if none of the ARS are sold between the date of signing this Agreement and the Earnout Calculation Date, the aggregate value of the ARS when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion. For purposes of this Agreement, “Aggregate ARS Face Value” shall mean the sum of: (i) the face amount of the ARS owned by FSC and its Affiliates as of Closing and (ii) the face amount of the Repurchased FINRA Settlement ARS. Any Escrowed Earnout Shares that are not distributed on the Earnout Distribution Date pursuant to this Section 2.8 shall no longer be outstanding and shall be cancelled (“Cancelled Escrowed Earnout Shares”). Any dividends declared with respect to such Cancelled Escrowed Earnout Shares, including any interest earned thereon, shall be repaid by the Escrow Agent to Parent on the Earnout Distribution Date as the Excess Dividend Amount as provided in this Section 2.8(b) and Section 2.8(d).”

2. Section 2.8(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(d) The Company Stockholders shall be treated during the term of the Escrow Agreement as the owner of the Escrowed Earnout Shares for Tax purposes. The Company Stockholders shall be responsible for any Taxes related to the Escrowed Earnout Shares and the income and earnings thereon. Subject to Section 2.8(b), during the period beginning on the day immediately after the Closing Date and ending on the Earnout Distribution Date, each Company Stockholder shall, as record holder of the Escrowed Earnout Shares, have the right to vote such shares and the right to receive forty percent (40%) of any dividends distributed thereon. The remaining sixty percent (60%) of any dividends paid with respect to the Escrowed Earnout Shares shall be deposited with the Escrow Agent and distributed to Company Stockholders in their Pro Rata Percentage on the Earnout Distribution Date in accordance with Section 2.8(b) hereof less (i) any Excess Dividend Amount less (ii) any ARS Losses less (iii) any Municipal Derivatives Litigation Liabilities less (iv) any amount distributed to the Stockholders’ Representative as reimbursement for reasonable expenses incurred by the Stockholders’ Representative in connection with the performance of his duties as such under this Agreement. On the Earnout Distribution Date, any cash balance not distributed to Company Stockholders pursuant to this Section 2.8(d), including any interest earned on the dividends, shall be paid by the Escrow Agent to Parent to reimburse Parent for any Excess Dividend Amount, ARS Losses, or Municipal Derivatives Litigation Liabilities.”

3. Section 4.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 4.2 Authority. Both Parent and Merger Sub have all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and upon receipt of all Regulatory Approvals to consummate the Contemplated Transactions, including the Merger. The execution, delivery and performance of this Agreement and each Related Agreement to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Parent and Merger Sub, as applicable. This Agreement has been, and each Related Agreement to which Parent or Merger Sub is a party will be at or prior to the Closing, duly and validly executed and delivered by Parent or Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each such Related Agreement when so executed and delivered will constitute, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies

4. Section 5.11 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.11 Directors and Managers of Parent and Surviving LLC After Closing. Parent shall take all necessary action so that, as of the Effective Time: (a) the number of directors that shall constitute the full board of directors of Parent is increased by two (2) from the number of directors serving on the Board of Directors of Parent immediately prior to the Effective Time; (b) Hill A. Feinberg and Michael Bartolotta shall each be elected or appointed to serve as a member of the Board of Directors of Parent in accordance with the Parent Charter and the Parent Bylaws for three (3) consecutive one-year terms; (c) David Medanich shall be elected or appointed to serve as an advisory member of the Board of Directors of Parent in accordance with the Parent Charter and the

Parent Bylaws until the next annual meeting of the shareholders of the Parent; (d) Hill A. Feinberg shall be elected or appointed to serve as a member of the Executive Committee of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC; (e) Alan B. White, De Pierce and Jerry Schaffner shall each be elected or appointed to serve as a member of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC; and (f) Alan B. White shall be elected or appointed to serve as a member of the Executive Committee of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC. Parent shall take all necessary action so that, as of the next annual meeting of the shareholders of the Parent: (a) the number of directors that shall constitute the full board of directors of Parent is increased by one (1) from the number of directors serving on the Board of Directors of Parent immediately following the Effective Time and (b) David Medanich shall be elected or appointed to serve as a member of the Board of Directors of Parent in accordance with the Parent Charter and the Parent Bylaws for three (3) consecutive one-year terms.”

5. Section 5.20 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.20 Formation of Merger Sub. The Bank has caused Merger Sub to be duly organized as a wholly-owned direct Subsidiary of the Bank pursuant to the Certificate of Formation and the Limited Liability Company Agreement attached hereto as Exhibit D and Exhibit E, and has caused Merger Sub a party to become a party to the Agreement and assume all of the Bank’s rights and obligations under the Agreement. In addition, prior to the Closing Date, the Bank shall cause the Board of Managers and the sole member of Merger Sub to approve the Merger and the consummation of the transactions described in this Agreement and shall cause the Contemplated Transactions to be authorized and approved by all necessary action on the part of Merger Sub.”

6. Section 7.6(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(c) A registration rights agreement, in form and substance reasonably acceptable to Parent (the “Registration Rights Agreement”), duly executed by the Stockholders’ Representative on behalf of each of the Company Stockholders;”

7. Merger Sub hereby agrees that upon execution of this Amendment it shall become a party to the Merger Agreement and shall assume and be fully bound by, and subject to, all of the rights and obligations, but not the representations and warranties, except as otherwise provided in this paragraph, of the Bank under the Merger Agreement and shall be deemed to be a party to the Merger Agreement for all purposes thereof. Notwithstanding anything herein to the contrary, Merger Sub shall be deemed a Parent Company for purposes of Sections 4.1(b) and 4.6 of the Merger Agreement.

8. Except as modified by this Amendment, the Merger Agreement shall remain unmodified and is confirmed as being in full force and effect.

9. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

10. This Amendment shall be governed by, and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

11. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

FIRST SOUTHWEST HOLDINGS, INC.

By:	/s/ Hill A. Feinberg
Hill A. Feinberg
Chairman and Chief Executive Officer

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

PLAINSCAPITAL BANK

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

FSWH ACQUISITION LLC

By:	/s/ Alan B. White
Alan B. White
Manager

Signature Page to

Second Amendment to Agreement and Plan of Merger

HILL A. FEINBERG, as Stockholders’ Representative

/s/ Hill A. Feinberg
Hill A. Feinberg

Signature Page to

Second Amendment to Agreement and Plan of Merger